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                                                                 EXHIBIT 10.15

                                LICENSE AGREEMENT


         This License Agreement ("Agreement") is made as of March 29, 1996 (the "Effective Date") by and between the Sidney Kimmel Cancer Center ("SKCC") and Introgen Therapeutics, Inc. ("Licensee"), a corporation duly organized and existing under the laws of Delaware.


                                R E C I T A L S:

         A. SKCC owns certain Patent Rights and Related Technology (as defined below).

         B. Licensee and SKCC have entered into a Research Agreement of even date herewith, pursuant to which Licensee has agreed to fund certain research conducted by SKCC (the "Research Agreement").

         C. Licensee wishes to obtain a license from SKCC to the Patent Rights and Related Technology, and other subject matter resulting from research conducted pursuant the Research Agreement, all on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the meanings indicated:

         1.1 "Licensed Product" shall mean any product, the manufacture, use or sale of which would infringe a Valid Claim.

         1.2 "Licensed Subject Matter" shall mean inventions, discoveries and other subject matter covered by Patent Rights or within the Related Technology.

         1.3 "Net Sales" shall mean the gross revenues actually received by Licensee, its Affiliates and Sublicensees from sales of a Licensed Product, which sales would, but for the license granted hereunder, infringe a Valid Claim in the country for which the Licensed Product is made or sold, less (a) normal and customary rebates, cash and trade discounts or the like actually given, (b) sales, use and/or other taxes or duties actually paid, (c) outbound shipping and insurance charges actually paid, (d) import and/or export duties actually paid, and (e) amounts credited due to actual returns.

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\         1.4      "Patent Rights" shall mean any and all rights in and to:

                  (a) the patent applications listed in Exhibit A ("Existing Applications"), any foreign counterparts of such Existing Applications and any patent or application anywhere in the world that is owned or controlled by SKCC to the extent such patent or application claims and discloses subject matter which could have been claimed in the Existing Applications.

                  (b) any patent or patent application of any kind anywhere in the world that is owned or controlled by SKCC that claims and discloses any invention that is conceived (and evidenced in writing) or reduced to practice by [*], which inventions are made in the course of performing the Research Program during the term of the Research Agreement (as the Research Program is defined in Section 1.1 of the Research Agreement). It is understood that the Research Program shall not include subject matter to the extent such subject matter consists of [*] licensed or assigned to [*] under certain License and Sponsored Research Agreements [*] as amended prior to the Effective Date. [*].

                  (c) all divisions, continuations, substitutions, registrations, reissues, reexaminations or extensions of any kind with respect to any of the foregoing.

                  (d) continuations-in-part of any of the foregoing applications and patents issuing on such continuations-in-part, patents of addition, and all reissues, renewals and extensions of such patents and patents of addition, shall also be within the Patent Rights, but only to the extent the same claim and disclose subject matter that could have been claimed in the patents or applications described in (a), (b) or (c) above. Accordingly, it is understood that new subject matter that could not have been claimed in the patents or applications described in (a),
         (b) or (c) above shall not be within the Patent Rights.

In the event that SKCC is a joint owner of an invention by reason of the fact that an employee or consultant of Licensee is a joint inventor of such an invention, it is understood that the Patent Rights include only SKCC's rights as a joint owner of the patents and patent applications that claim such joint invention. In addition, the Patent Rights shall not include patents or applications described in 1.4(b) above, to the extent [*] are not required to assign the same to SKCC; nor shall the Patent Rights be deemed to include any patent or application owned by Licensee, or licensed to Licensee by a third party. From time to time during the term of this Agreement, upon request by either party, Licensee and Sponsor shall promptly update Exhibit A hereto to include all patent applications and patents that are within the Patent Rights.

         1.5 "Research Program" shall mean the Research Program conducted by SKCC personnel pursuant to the Research Agreement.

         1.6 "Affiliate" shall mean any corporation or other entity that is directly or indirectly controlling, controlled by or under common control with Licensee. For the purpose of this definition, "control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the shares of

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the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

         1.7 "Related Technology" shall mean any and all technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, design, drawing, data or other subject matter owned or controlled by SKCC directly made in the course of performing the Research Program.

         1.8 "Sublicensee" shall mean a third party to whom Licensee has granted the right to manufacture and sell Licensed Products, with respect to Licensed Products made and sold by such third party.

         1.9 "Valid Claim" shall mean (a) a claim of an issued and unexpired patent included within the Patent Rights, which has not been held unenforceable, unpatentable or invalid by a court or other governmental agency of competent jurisdiction, and (b) a pending claim of a patent application included within the Patent Rights for [*] from the first date from which such application takes priority for filing purposes. In the event that a claim of an issued and unexpired patent within the Patent Rights is held by a court or other governmental agency of competent jurisdiction to be unenforceable, unpatentable or invalid, and such holding is reversed on appeal by a higher court or agency of competition jurisdiction, such claim shall be reinstated thereafter as a Valid Claim hereunder.


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         2.1 Warranties. SKCC represents and warrants that (a) SKCC is and shall be the owner of the entire right, title, and interest in and to the Patent Rights; (b) SKCC has the sole right and authority to enter into this Agreement and grant the rights and licenses hereunder; (c) SKCC has not previously granted and will not grant any rights in the Licensed Subject Matter that are inconsistent with the rights and licenses granted to Licensee or contemplated herein; (d) SKCC has obtained written agreements from all personnel associated with SKCC who will perform work in connection with the Research Program, which agreements assign to SKCC all patent rights in any invention conceived or reduced to practice by such personnel in the course of performing research at SKCC. SKCC makes no representations or warranties as to the (i) validity or scope of the Patent Rights, or (ii) except as provided below, freedom of Licensed Products from infringement of third party proprietary rights. SKCC assumes no obligation to bring or prosecute actions against third parties for patent infringement.

         2.2 Representation to Knowledge. In addition, SKCC represents that to the best knowledge of [*] and the technology transfer office at SKCC, as of the Effective Date: (a) exercise of the license granted hereunder will not infringe the rights of any third party to any patent, patent


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application, invention or any other proprietary right; provided that no representation is made with respect to any patents (i) of which Dr. Jack Roth is an inventor, or (ii) listed on Exhibit D attached hereto or claiming subject matter described in the publications listed on Exhibit D; (b) SKCC does not own or control rights to any patent, patent application or invention that relates to the subject matter of the Existing Applications, or the practice of which would be infringed by Licensee's exercise of the license granted hereunder; and (c) except for the Existing Applications, the applications listed on Exhibit B hereto and the inventions disclosed therein, SKCC does not own or control rights to any patent, patent application or invention pertaining to gene or cell therapy. The parties acknowledge and agree that any representations made in this
Section 2.2 are made with respect to the best knowledge of [*] and the technology transfer office at SKCC as of the Effective Date and not with respect to any knowledge of the foregoing parties acquired after the Effective Date. As to subsection (a) above, it is understood among the parties that SKCC has not conducted a patent search with respect to the Patent Rights.

         2.3 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 2, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, AND SPECIFICALLY, SKCC MAKES NO EXPRESS OR IMPLIED WARRANTIES OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                    ARTICLE 3

                                     LICENSE

         3.1      Grant.

                  (a) Patent Rights. SKCC hereby grants to Licensee a worldwide, royalty-bearing, exclusive license under the Patent Rights to manufacture, have manufactured, use, sell, import and export Licensed Products, to practice any method, process or procedure claimed in the Patent Rights, and to otherwise exploit the Patent Rights.

                  (b) Related Technology. SKCC also hereby grants to Licensee a worldwide nonexclusive license under the Related Technology to manufacture, have manufactured, use, sell, import and export Licensed Products and to otherwise exploit the Related Technology. It is understood that this Section 3.1(b) shall not be deemed to limit Introgen's rights under Section 3.1(a) above.

         3.2 Sublicenses. Licensee may grant and authorize sublicenses within the scope of the licenses granted to Licensee pursuant to this Agreement. Licensee shall include or reference in all sublicense agreements at a minimum terms and conditions substantially similar to those listed in Exhibit C attached hereto. Licensee shall promptly inform SKCC of each such sublicense.


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         3.3 Reservation of Rights. The licenses granted in this Article 3 are subject to a reserved nonexclusive license in SKCC to use the Patent Rights solely for its own educational and non- commercial research purposes.


                                    ARTICLE 4

                              PAYMENTS AND REPORTS

         4.1 Patent Expenses. Within thirty (30) days after execution of this Agreement, Introgen shall reimburse SKCC for the documented expenses paid by SKCC prior to the Effective Date to outside patent counsel and government patent offices with respect to the preparation, filing and prosecution of the Existing Applications; provided that such amounts to be reimbursed shall not exceed [*].

         4.2 Base Royalty. In consideration of the rights and licenses granted by SKCC to Licensee under this Agreement, except as otherwise provided in this
Article 4, Licensee agrees to pay to SKCC as running royalties the following percentage of Net Sales from Licensed Products sold by Licensee, its Affiliates and Sublicensees:

                  (a) Subject to paragraph (b) below, the following percentage of cumulative Net Sales of all Licensed Products:

                           [*] of the first [*] in cumulative Net Sales
                           [*] oF [*] in cumulative Net Sales
                           [*] of Net Sales over [*]

                  (b) Notwithstanding paragraph (a) above, if the Valid Claims that cover a Licensed Product are dominated (to the extent such Valid Claims cover such Licensed Product) by claims of an issued patent owned or controlled by Licensee (other than the Patent Rights), the royalty on Net Sales of such Licensed Products shall be reduced to [*] of such Net Sales. The parties shall endeavor to mutually agree as to whether the particular Valid Claims are so dominated.

In the event that the only Valid Claims which cover the sale of a Licensed Product in a particular country are claims of a patent or application with respect to which one or more employees or contractors of Licensee or a third party are joint inventors, the royalty rates specified above on sales of such Licensed Product in such country shall be reduced by [*].

          4.3 Royalty Term. The running royalties under Section 4.2 shall be payable only for sales of Licensed Products by Licensee, Affiliates or Sublicensees in a county after the date of the first commercial sale of such Licensed Product in the particular country until the expiration of the last to expire of the patents within the Patent Rights.


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          4.4 Multiple Royalties. If Licensee, its Affiliate or Sublicensee is
required to pay to non- Affiliate third parties royalties with respect to a Licensed Product under agreements entered into after the Effective Date for patent rights or other technologies which Licensee, its Affiliate or Sublicensee, in its reasonable judgment, determines are desirable to license or acquire with respect to such Licensed Product, and the total of such third party royalties and the royalties to be paid by Licensee to SKCC would exceed [*] on sales of such Licensed Products by Licensee and/or Affiliates or [*] on sales of such Licensed Products by Sublicensees, the amounts to be paid under Section 4.2 shall be reduced in accordance with the following formulas:

                  (a) Royalties payable on sales by Licensee and/or Affiliates of such Licensed Products shall equal the amount calculated in accordance with Section 4.2, multiplied by the fraction [*], where "X" equals the total percentage of Net Sales payable as royalties to SKCC and such third parties on such sales (prior to the adjustment hereunder and any similar adjustment in the amount to be paid to such third parties).

                  (b) Royalties payable on sales by Licensee's Sublicensees of such Licensed Products shall equal the amount calculated in accordance with Section 4.2, multiplied by the fraction [*], where "X" equals the total percentage of Net Sales payable as royalties to SKCC and such third parties on sales by Licensee's Sublicensees of Licensed Products (prior to the adjustment hereunder and any similar adjustment in the amount to be paid to such third parties).

Notwithstanding the foregoing, the reductions in (a) and (b) above shall not reduce by more than [*] the amounts otherwise payable under this Agreement to SKCC with respect to a Licensed Product, after taking any other adjustments hereunder into account. It is understood the adjustment in this Section 4.4 shall not apply to increase the amounts payable under Section 4.2.

          4.5 Single Royalty; Non-Royalty Sales. In the event that more than one patent within the Patent Rights is applicable to any Licensed Product subject to royalties under this Article 4, then only one royalty shall be paid to SKCC in respect of such Licensed Product. It is understood that royalties shall only be payable under this Article 4 with respect to Licensed Products whose manufacture or sale would infringe a Valid Claim in the country for which such Licensed Product is made or sold. No royalty shall be payable under Section 4.2 above with respect to sales of Licensed Products among Licensee and Affiliates for resale; and in no event shall more than one royalty be due hereunder with respect to any Licensed Product unit; nor shall a royalty be payable under
Section 4.2 with respect to sales of Licensed Products for use in research and/or development, in clinical trials or as samples.

          4.6 Combination Products. In the event that a Licensed Product is sold in combination as a single product with another product, component or service for which no royalty would be due hereunder if sold separately, Net Sales from such combination sales for purposes of calculating the amounts due under this
Article 4 shall be reasonably allocated between such Licensed Product and such other product, component and/or service. Without limiting the foregoing, it is understood and


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agreed that in no event shall Net Sales include amounts charged for surgical procedures, hospital stays or other charges not specifically made for the sale of Licensed Products. The parties will endeavor to mutually agree upon the reasonable allocations described above.

          4.7 Records. Licensee shall keep complete and accurate records of its Net Sales in sufficient detail to enable the royalties payable hereunder to be determined. Licensee shall also keep reports of Net Sales made by its Sublicensees and Affiliates. Upon SKCC's written request, but not more frequently than once per calendar year, Licensee shall permit representatives or agents of SKCC, at SKCC's expense, to examine such records during Licensee's regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement with respect to Net Sales received not more than three (3) years prior to the date of SKCC's request. Notwithstanding any of the foregoing, inspections of the records of Sublicensees shall be limited to the extent that Licensee has the right to authorize SKCC to make such inspection; provided that, if Licensee does not have the right to authorize SKCC to make such an inspection, upon SKCC's request, Licensee shall exercise its own right to inspect the Sublicensee's records at SKCC's expense (such expenses to be approved in advance by SKCC) and shall share with SKCC the results of such inspections. Licensee shall have the right to have its representative participate in such inspection. In the event that the amounts due to SKCC are determined to have been underpaid, Licensee shall pay to SKCC any amount due and unpaid, together with interest on such amount at the prime rate in effect at Bank of America NT&SA, San Francisco, California, or at the maximum rate permitted by law, whichever is lower. In the event the inspection establishes an underpayment greater than [*] for the period covered by the inspection, Licensee agrees to pay the reasonable out-of-pocket costs of such inspection.

          4.8 Reports. Beginning with the first accrual of Net Sales on which a royalty is due hereunder, Licensee shall provide to SKCC a [*] royalty report, as follows: Within [*] after the end of each [*], Licensee shall deliver to SKCC a true and accurate report, giving such particulars of the business conducted by Licensee, Affiliates and its Sublicensees, if any, during such [*] as are pertinent to an account for payments hereunder. Such report shall be reasonably detailed and shall include at least (a) the total of Net Sales; (b) the calculation of royalties; and (c) the total royalties so calculated and due SKCC. To the extent consistent with Licensee's internal reporting procedures, Licensee shall make good faith efforts to reflect in its reports hereunder Net Sales on a product-by-product and country-by-country or territory-by-territory basis. Simultaneously with the delivery of each such report, Licensee shall pay to SKCC the total royalties, if any, due to SKCC for the period of such report. If no royalties are due, Licensee shall so report. SKCC shall not provide to third parties any information contained in reports provided to Licensee hereunder, or learned by SKCC under Section 4.7 above; provided that SKCC may have such reports reviewed by its accountants and legal advisors. Licensee agrees to forward to SKCC, on an annual basis, a copy of all reports of Net Sales received by Licensee from its Sublicensees during the preceding twelve
(12) month period as shall be pertinent to a royalty accounting under said sublicense agreements. Such reports may be redacted to omit any information not necessary to determine Net Sales or amounts due to SKCC hereunder.


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          4.9 Payments. All amounts payable hereunder by Licensee shall be payable in United States Dollars. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Licensee in calculating Licensee's own revenues for financial reporting purposes. Any withholding or other tax that Licensee or any of its Affiliates are required by law to withhold and pay on behalf of SKCC shall be deducted from said royalties and promptly paid to the taxing authority.

          4.10 Conversion. Effective upon [*], Licensee may convert the license granted to Licensee under Section 3.1(a) to a [*]; provided, however, Licensee may not convert the license as provided under this Section 4.10 with respect to [*]. In the event of conversion, the amounts to be paid to SKCC under this
Article 4 following the effective date of such notice after any adjustment shall be [*], to the extent such payments are made with respect to Valid Claims within such patent for which the license is so converted.


                                    ARTICLE 5

                              TERM AND TERMINATION

          5.1 Term. Unless terminated earlier pursuant to this Article 5, the term of this Agreement shall commence on the Effective Date and continue in full force and effect until expiration, revocation or invalidation of the last patent or the abandonment of the last application within the Patent Rights, whichever is later. Licensee's license with respect to the Related Technology shall survive this Agreement except upon a termination by SKCC under Section 5.3.2 below.

          5.2 Termination for Breach. In the event of a material breach of this Agreement (including a material breach of warranty), the nonbreaching party shall be entitled to terminate this Agreement by written notice to the breaching party, if such breach is not cured within [*] after written notice is given by the nonbreaching party to the breaching party specifying the breach. However, if the party alleged to be in breach of this Agreement disputes such breach within such [*] period, the nonbreaching party shall not have the right to terminate this Agreement unless it has been determined pursuant to an arbitration under
Section 11.9 below that this Agreement was materially breached, and the breaching party fails to comply with its obligations hereunder within [*] after such determination. The right to terminate under this Section 5.2 shall be in addition to, and not in lieu of, any other rights or remedies the nonbreaching party may have under this Agreement, whether at law or in equity. Any termination of this Agreement under this Section 5.2 by SKCC shall not relieve Licensee of any obligation to pay any fees owed to SKCC nor impair any right of SKCC that accrues prior to the effective date of such termination.

          5.3     Termination Upon Notice.

                  5.3.1 By Licensee. Licensee may terminate this Agreement, in its entirety or as to any particular patent or application within the Patent Rights, or as to any particular Licensed Product,


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at any time by [*]. From and after the effective date of a termination under this Section 5.3 with respect to a particular patent or application, such patent(s) and application(s) in the particular country shall cease to be within the Patent Rights for all purposes of this Agreement, and all rights and obligations of Licensee with respect to such patent(s) and application(s) shall terminate; from and after the effective date of a termination under this Section
5.3 with respect to a particular Licensed Product, the license granted to Licensee under Section 3.1 shall terminate with respect to such Licensed Product. Upon a termination of this Agreement in its entirety under this Section 5.3.1, all rights and obligations of the parties shall terminate, except as provided in Section 5.4 below; provided that following such termination, Licensee shall pay all patent expenses and royalties for the Patent Rights, which in each case were due hereunder and accrued prior to the effective date of such termination.

                  5.3.2 By SKCC. SKCC may terminate this Agreement upon [*] provided that SCKK so terminates this Agreement in such event within [*]. Upon termination of this Agreement by SKCC under this Section 5.3.2, all of the licenses granted to Licensee under this Agreement shall immediately terminate.

          5.4     Survival.

                  (a) Termination of this Agreement for any reason shall not release either party hereto from any liability which at the time of such termination has already accrued to the other party.

                  (b) In the event this Agreement is terminated for any reason, Licensee and its Affiliates shall have the right to sell or otherwise dispose of the stock of any products then on hand, all subject to the payment to SKCC of fees and royalties pursuant to Article 4 hereof. Upon termination of this Agreement by SKCC for any reason (other than a termination by SKCC under Section
5.3.2 above), any sublicense granted by Licensee hereunder shall survive, provided that upon request by SKCC, such Sublicensee promptly agrees in writing to be bound by the applicable terms of this Agreement.

                  (c) Articles 1, 2.3, 4.7, 4.8, 5, 7, 8, 10 and 11 shall
survive the expiration and any termination of this Agreement. Except as otherwise provided in this Article 5, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement. In addition, any termination of this Agreement shall not relieve Licensee of any payment obligations to SKCC that accrue prior to the effective date of such termination.

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                                    ARTICLE 6

                                  INFRINGEMENT

          6.1 Enforcement. Licensee shall have the exclusive right (itself or through others), at its sole option, to bring suit to enforce the Patent Rights. All recoveries in such suit (whether initiated by Licensee or its designee, or brought as a counterclaim in a suit commenced by a third party) will [*].

          6.2 Defense. If Licensee or a Sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that dominate a claim of the Patent Rights or that cover the development, manufacture, use, distribution or sale of a Licensed Product, Licensee will promptly notify SKCC. As between the parties to this Agreement, [*] will be entitled to control the defense in any such action(s) and [*]. If Licensee is required to pay a royalty or other amount to a third party to make and/or sell a Licensed Product as a result of a final judgment or settlement, [*].

          6.3 Cooperation. In any suit, action or other proceeding in connection with enforcement and/or defense of the Patent Rights, [*]. Upon the request of and, at the expense of [*] shall make available at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens and other similar materials [*]. Any such cooperation provided by [*] shall be subject to reimbursement by [*] for reasonable out-of-pocket expenses.


                                    ARTICLE 7

                                 INDEMNIFICATION

          Licensee shall defend, hold harmless and indemnify SKCC, its officers, directors, employees and agents from and against amounts paid to third parties as a result of any claims, liabilities, expenses (including reasonable attorneys' fees), demands, or causes of action whatsoever caused by, or arising out of, or resulting from, the exercise or practice of the rights and license granted under this Agreement by Licensee; provided that (a) Licensee receives prompt notice of any such claim, demand or cause of action, (b) Licensee shall not be obligated with respect to any settlement unless Licensee consents in writing to such settlement, and (c) Licensee shall have the exclusive right to defend any such claim, demand or cause of action.


                                    ARTICLE 8

                                USE OF SKCC NAME

          Except as required by law or in the normal course of business identification, neither Licensee or SKCC shall issue any press release or other public statements in connection with this Agreement


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intended for use in the public media in a manner suggesting any endorsement by the other of Licensee or SKCC, respectively, without the approval of such other party, which approval shall not be unreasonably withheld.


                                    ARTICLE 9

                             PATENTS AND INVENTIONS

          9.1 Prosecution by[*]. [*] shall have the right, at its option, to control the filing for, prosecution and maintenance of the Patent Rights. If [*] elects not to control the filing for, prosecution and maintenance of the Patent Rights, [*] shall have the right to do so at its expense. As used herein, "prosecution and maintenance" of patents and patent applications shall be deemed to include, without limitation, the conduct of interferences or oppositions, and/or requests for re- examinations, reissues or extensions of patent terms. [*] reasonably informed as to the status of the Patent Rights. [*] in a timely manner concerning (i) the scope and content of all patent applications within the Patent Rights, and (ii) content of and proposed responses to official actions of the United States Patent and Trademark Office and foreign patent offices during the prosecution of any patent applications within the Patent Rights. For purposes of this Section 9.1, "timely" shall mean sufficiently in advance of any decision by [*] or any deadline imposed upon the written response by [*] so as to allow [*] to meaningfully review such decision or written response and also provide comments to [*] in advance of such decision or deadline to allow comments of [*] with respect to the Patent Rights to be considered and incorporated into [*] decision or written response. [*] of any election not to pursue the prosecution or maintenance of a patent application or patent within the Patent Rights reasonably in advance of any applicable deadlines.

          9.2     Payments by [*].

                  9.2.1 From and after the Effective Date, [*] for all reasonable costs associated with prosecuting and maintaining the patents within the Patent Rights; provided, that [*] prior approval shall be required for any costs in excess of [*], other than any previously approved costs, which approval shall not be withheld unreasonably. If [*] for the prosecution and maintenance of an application or patent within the Patent Rights, in any country it shall promptly notify [*]. If [*] with respect to an application or patent within the Patent Rights in [*] the subject patent or patent application, respectively, shall cease to be within the Patent Rights in such country for purposes of this Agreement. If [*] with respect to an application or patent within the Patent Rights in any country other than those listed in the preceding sentence, the license granted to Licensee under such application or patent (as the case may be) shall [*].

                  9.2.2 It is understood that a potential exists that subject matter covered by the Patent Rights may overlap with subject matter covered by certain other patent rights owned or controlled by Licensee. Although the parties are not aware of the extent of such overlap, if any, as of the Effective Date, in the course of prosecuting the patents it is anticipated that such an overlap may become


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                                      -11-
known. Both SKCC and Licensee desire to resolve any such issues amicably, and therefore agree to use good faith efforts to resolve, without the expense and resources of formal adversary proceedings, any issues that may arise with respect to such overlapping subject matter. So that SKCC will not have an undue advantage in resolving such issues, it is agreed [*].


                                   ARTICLE 10

                            CONFIDENTIAL INFORMATION

          The parties acknowledge and agree that Exhibits A and B contain confidential information of SKCC. Licensee agrees not to use such confidential information except as expressly authorized in this Agreement or the Research Agreement, and shall use reasonable efforts to prevent the disclosure of such confidential information to third parties; provided, that Licensee may disclose such confidential information to third parties if Licensee discloses such confidential information with the same degree of protection that Licensee uses when it discloses its own confidential information. Notwithstanding the foregoing, Licensee shall not disclose the contents of Exhibit B to a third party without SKCC's approval.


                                   ARTICLE 11

                                     GENERAL

          11.1 Obligation to Exploit. Licensee shall [*] bring Licensed Products to market and to meet the market demand therefor.

          11.2 Complete Agreement. This Agreement, together with the Research Agreement, constitutes the entire understanding and only agreement between the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, representations, agreements, and understandings, written or oral, that the parties may have reached with respect to the subject matter hereof. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of each of the parties hereto. It is understood that the Research Agreement is separate and independent from this Agreement.

          11.3 No Implied Obligations. Licensee's sole obligation to exploit the Licensed Subject Matter is as set forth in Section 11.1. Nothing in this Agreement shall be deemed to require Licensee to otherwise exploit the Licensed Subject Matter nor prevent Licensee from commercializing products similar to or competitive with a Licensed Product.

          11.4 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except to a party that succeeds to all or substantially all of such party's business or assets relating to this Agreement whether by sale, merger, operation of law or


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               separately with the Commission. Confidential treatment has been
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                                      -12-
otherwise; provided that such assignee or transferee agrees in writing to be bound by the terms and conditions of this Agreement. SKCC may assign its right to receive payments hereunder upon prior written notice to Licensee.

          11.5 Force Majeure. In the event either party hereto is prevented from or delayed in the performance of any of its obligations hereunder by reason of acts of God, war, strikes, riots, storms, fires, or any other cause whatsoever beyond the reasonable control of the party, the party so prevented or delayed shall be excused from the performance of any such obligation to the extent and during the period of such prevention or delay.

          11.6 Notices. Any notice or other communication required by this Agreement shall be made in writing and given by prepaid, first class, certified mail, return receipt requested, and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other party in writing:

                  If to SKCC:               David Wood
                                            Sidney Kimmel Cancer Center
                                            3099 Science Park Road
                                            San Diego, CA 92121

                  If to Licensee:           David G. Nance, President
                                            Introgen Therapeutics, Inc.
                                            301 Congress Avenue
                                            Suite 2025
                                            Austin, TX 78701

          11.7 Compliance with Law. Licensee shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

         11.8 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Texas, without regard to conflicts of laws principles.

          11.9 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or the existence, validity, breach or termination of this Agreement, whether during or after its term, will be reasonably promptly and finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as modified or supplemented below:

                  (a) The arbitration proceeding will take place in Austin, Texas if a proceeding is brought by SKCC or in San Diego, California if a proceeding is brought by Licensee.

                  (b) The arbitral award will be the exclusive remedy of the parties for all claims, counterclaims, issues or accounting presented or pled to the arbitrators. The award will include reasonable attorneys fees and costs.

                  (c) Nothing in this Section 11.9 will prevent a party from seeking injunctive relief against the other party from any judicial or administrative authority pending the resolution of a dispute by arbitration.

          11.10 No Waiver. A waiver, express or implied, by either SKCC or Licensee of any right under this Agreement or of any failure to perform or breach hereof by the other party hereto shall not constitute or be deemed to be a waiver of any other right hereunder or of any other failure to perform or breach hereof by such other party, whether of a similar or dissimilar nature thereto.

          11.11 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ANY BREACH OF THIS AGREEMENT; PROVIDED, THAT IF SKCC IS OBLIGATED TO PAY SUCH DAMAGES TO THIRD PARTIES UNDER ARTICLE 7, LICENSEE SHALL BE LIABLE FOR SUCH DAMAGES TO THE EXTENT PROVIDED IN ARTICLE 7.

          11.12 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

          11.13 Severability. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

          11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.


SIDNEY KIMMEL CANCER CENTER            INTROGEN THERAPEUTICS, INC.
("SKCC")                               ("Licensee")


By:/s/ DAVID WOOD                      By:/s/ DAVID NANCE
   -------------------------------        -------------------------------------
Name: David Wood                       Name: David Nance
     -----------------------------          -----------------------------------
Title: Executive Vice President        Title: President
      ----------------------------           ----------------------------------

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
                                    EXHIBIT A

                                  PATENT RIGHTS


                                       [*]




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               separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                             EXISTING PATENT RIGHTS

                                       [*]




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               separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT C

              MINIMUM TERMS AND CONDITIONS OF SUBLICENSE AGREEMENTS


Licensee shall include or reference in any sublicense agreement at a minimum terms and conditions between Licensee and the Sublicensee substantially similar to the following:

1.       The terms contained in [*]; and

2.       The following disclaimer:

                  SUBLICENSEE ACKNOWLEDGES AND AGREES THAT THE LICENSED SUBJECT MATTER IS SUBJECT TO THE TERMS OF A LICENSE AGREEMENT (THE "LICENSE AGREEMENT") BETWEEN SIDNEY KIMMEL CANCER CENTER ("SKCC") AND LICENSEE. SKCC MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES TO SUBLICENSEE OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY PROPRIETARY RIGHTS, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHT CLAIMS, ISSUED OR PENDING.



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               separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT D

                                  PUBLICATIONS

                                       [*]



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               separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.